UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Clifton   Jean    B.
   State Street Square, 50 West State Street
   Trenton, NJ  08608
2. Issuer Name and Ticker or Trading Symbol
   Journal Register Company
   JRC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, Chief Financial Officer and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Spouse (1)              |
                           |97    |    | |                  |   |           |                   |      |                           |
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
Common Stock               |5/13/ |P   | |       714        |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Son                        |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Niece                      |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Nephew                     |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Nephew                     |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Nephew                     |
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
Common Stock               |5/13/ |P   | |       50         |A  |$14.00     |   204,465         |I     |By Self as Custodian for   |
                           |97    |    | |                  |   |           |                   |      |Nephew                     |
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
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) These shares are owned by Richard Clifton, Jean Clifton's husband, and Ms. Clifton disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

SIGNATURE OF REPORTING PERSON
/s/ Jean B. Clifton
___________________
**Signature of Reporting Person

DATE
June 10, 1997

** Intential misstatements or ommisions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).